Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BreitBurn Energy Partners L.P. of our report dated November 13, 2007 relating to the consolidated balance sheet of BreitBurn GP, LLC, which appears in the Current Report on Form 8-K of BreitBurn Energy Partners L.P. dated November 13, 2007.

/s/PricewaterhouseCoopers LLP
Los Angeles, CA
February 11, 2008